QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.7

FIRST REGIONAL BANK
1996 DEFERRED COMPENSATION PLAN

         Effective Date of Plan: August 15, 1996

FIRST REGIONAL BANK
1996 DEFERRED COMPENSATION PLAN

Table of Contents

Article		Page
	Preamble	3
I	Definitions	3
II	Participation in the Plan	5
III	Accounts Under the Plan	5
IV	Accrual of Benefits	5
V	Vesting	7
VI	Distributions to Participants	7
VII	Amendment or Termination of the Plan	9
VIII	Plan Administration	9
IX	Miscellaneous	10
	Appendix A — Matching Contribution Rates for Certain Participants	13

Preamble

        First Regional Bank (the "Company") hereby establishes the First Regional Bank 1996 Deferred Compensation Plan (the "Plan"), effective as of the date specified herein. The Company intends to establish and maintain the Plan as an unfunded retirement plan for a select group of management or highly compensated employees.

        The purpose of the Plan is to permit designated executives of the Company to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to make elective deferrals of compensation to which they will become entitled in the future.

ARTICLE I

Definitions

        As used in this Plan, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning:

        1.1   "Account" means amounts credited to a Participant under the Plan or the aggregate of all a Participant's accounts. The Plan includes the following types of Account:

          (a)   Elective Deferral Account;

          (b)   Matching Contributions Account.

        1.2   "Beneficiary" means the person or persons designated by a Participant, or otherwise entitled, to receive any amount credited to his Account that remains undistributed at his death.

        1.3   "Board of Directors" or "Board" means the board of directors of the Company.

        1.4   "Change of Control" means any transaction or series of transactions in which—

          (a)   fifty percent (50%) or more of the common stock of the Company or the Parent Company is transferred to persons unrelated to the transferors during any six (6) month period in connection with a tender offer or similar transaction, or

          (b)   proxies representing fifty percent (50%) or more of the voting power of all shares of stock of the Company or the Parent Company are granted to persons other than the incumbent management of the Company or the Parent Company, or

          (c)   following a merger or other combination of the Company or the Parent Company with any other entity, the owners of the Company's or the Parent Company's common stock prior to the transaction do not possess more than fifty percent (50%) of both the value and voting power of the successor entity, or

          (d)   the Company or the Parent Company sells substantially all of its assets.

        1.5   "Committee" means the committee appointed in accordance with Section 8.1 to administer the plan.

        1.6   "Company" means First Regional Bank, a California corporation, and any successor thereto.

        1.7   "Disability" means a mental or physical condition that, in the opinion of a licensed physician approved by the Committee, renders a Participant permanently incapable of satisfactorily performing his usual duties for the Company or the duties of such other position as the Company may make available to him for which he is qualified by reason of training, education or experience.

        1.8   "Effective Date" means August 15, 1996, the date on which this Plan went into effect.

        1.9   "Effective Deferral" means an amount credited to a Participant's Account pursuant to a Salary Reduction Agreement.

        1.10 "Elective Deferral Account" means the Account established to record Elective Deferrals authorized by Participants under the terms of this Plan.

        1.11 "Entry Date" means the date on which an Employee is designated as in accordance with Section 2.1 as eligible to participate in the Plan.

        1.12 "Matching Contribution" means an amount credited to a Participant's Account in accordance with Section 4.1.2.

        1.13 "Matching Contributions Account" means the account established to record the accrual of Matching Contributions on a Participant's behalf.

        1.14 "Parent Company" shall mean First Regional Bancorp.

        1.15 "Participant" means any individual who satisfies the conditions for participation in the Plan set forth in Section 2.1.

        1.16 "Plan" means the First Regional Bank 1996 Deferred Compensation Plan, as set forth herein and as from time to time amended.

        1.17 "Plan Year" means the accounting year of the Plan, which ends on December 31st.

        1.18 "Salary Reduction Agreement" means an agreement between a Participant and the Company, under which the Participant agrees to a reduction in his compensation and the Company agrees to credit him with Elective Deferrals under this Plan.

        1.19 "Termination of Employment" means a Participant's or former Participant's separation from the service of the Company (including all affiliates of the Company) by reason of his resignation, retirement, discharge or death.

        1.20 "Trust" or "Trust Fund" means any trust established to hold amounts set aside by the Company in accordance with Section 4.4.

        1.21 "Trustee" or "Trustees" means the persons or institution acting as trustee of the Trust Fund.

        1.22 "Valuation Date" means any date as of which the value of Participants' Accounts is determined.

        1.23 Rules of Construction

        1.23.1 Governing Law. The construction and operation of this Plan are governed by the laws of the State of California.

        1.23.2 Headings. The headings of Articles, Sections and subsections are for reference only and are not to be utilized in construing the Plan.

        1.23.3 Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

        1.23.4 Singular and plural. Unless clearly inappropriate, singular terms refer also to the plural number and vice versa.

        1.23.5 Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

ARTICLE II

Participation in the Plan

        2.1   Selection of Participants. The Board of Directors determines, in its sole discretion, which employees of the Company are eligible to participate in the Plan in any Plan Year. The Board will limit participation to a select group of management or highly compensated employees. *

*
[Each named executive officer, as defined in Item 402(a) (3) of Regulation S-K, is eligible to participate, and does participate, in the Plan, including Jack A. Sweeney, Chairman and Chief Executive Officer, H. Anthony Gartshore, President, Thomas E. McCullough, Executive Vice President and Chief Operating Officer, Steven J. Sweeney, Executive Vice President and General Counsel, and Elizabeth Thompson, Chief Financial Officer.]

        2.2   Commencement of participation. An employee of the Company becomes a Participant upon his designation as a Participant by the Board and execution of a valid Salary Reduction Agreement.

        2.3   Cessation of participation. Upon a Participant's Termination of Employment or the termination of his active participation in the Plan by the Board of Directors, he ceases to be a Participant, except that his Account will continue to be held for his benefit and will be distributed to him accordance with the provisions of Article VI, and he (or, after his death, his Beneficiary) will retain the rights of a participant to the extent necessary to effect the distribution of his benefits.

ARTICLE III

Accounts Under the Plan

        3.1   Establishment of Accounts. The Accounts specified in this Section 3.1 are established under the Plan to record the liability of the Company to Participants. All Accounts are maintained on the books of the Company, and the Company is under no obligation to segregate any assets to provide for these liabilities.

        3.1.1 Elective Deferral Accounts. An Elective Deferral Account is maintained for each Participant for the purpose of recording the current value of his Elective Deferrals.

        3.1.2 Matching Contributions Accounts. A Matching Contributions Account is maintained for each Participant for the purpose of recording the value of Matching Contributions credited on his behalf in accordance with Section 4.1.2.

        3.2   Valuation of Accounts. The value of an Account as of any Valuation Date is equal to the sum of all Elective Deferrals and Matching Contributions accrued under the provisions of Article IV, with earnings thereon as determined in accordance with Section 4.5.

ARTICLE IV

Accrual of Benefits

        4.1   Types of contribution. For any Plan Year, Participants may accrue benefits under each of the provisions of this Section 4.1.

        4.1.1 Elective Deferrals. Deferrals are credited to each Participant's Elective Deferral Account to the extent specified in his Salary Reduction Agreement in effect for the Plan Year.

        4.1.2 Accrual of Matching Contributions. Matching Contributions are credited to each Participant's Matching Contributions Account for a Plan Year in an amount equal to the percentage of his Elective

Deferrals shown in the table below, based on his age at his birthday nearest to the last day of the Plan Year in which the contribution accrued:

Age	Matching Percentage
At least 43 years but not more than 52 years	50%
At least 53 years but not more than 62 years	100%
At least 63 years but not more than 72 years	200%
More than 73 years	100%

        Exception:    The matching percentages for certain Participants are set forth in Appendix A, which supersedes this Section 4.1.2.

        4.2   Timing of accruals. All Elective Deferrals under this Plan are deemed to accrue on the day on which the deferred compensation would have been paid in the absence of this Plan. Matching Contributions are deemed to accrue on the same date as the Elective Deferrals to which they relate.

        4.3   Salary Reduction Agreements

        4.3.1 Authorization of Elective Deferrals. By executing a Salary Reduction Agreement with respect to a Plan Year, a Participant may elect to have Elective Deferrals credited under the Plan on his behalf. The current compensation of a Participant who executes a Salary Reduction Agreement is reduced by the amount specified in his election, and an equal amount is accrued under the Plan in accordance with Section 4.1. This reduction applies only to compensation earned after the date of execution of the agreement. A Participant's Elective Deferral percentage may not exceed three percent (3%) of his base salary from the Company (determined without regard to any deferrals under this Plan or under any cafeteria plan or qualified cash-or-deferred arrangement maintained by the Company. *

*
[The Plan was amended effective November 1,2001 to provide for the following matching schedule with respect to H. Anthony Gartshore, President, and Thomas E. McCullough, Executive Vice President and Chief Operating Officer. Up to age 51: 100%; Age 52 through 61: 250%; Age 62 through 71: 500%; Age 72 and above: 100%]

        4.3.2 Timing of Salary Reduction Agreements. A Salary Reduction Agreement with respect to any Plan Year after the year in which an Eligible Employee initially become eligible to participate in the Plan must be executed no later than the last day of the preceding Plan Year. A Salary Reduction Agreement for a Participant's initial Plan Year of eligibility must be executed no later than thirty (30) days after the Entry Date as of which he becomes a Participant. No Salary Reduction Agreement may be amended or revoked after any compensation has been earned that would be deferred under the terms of the agreement, except that an agreement is revoked prospectively if the Participant who executed it ceases to be eligible to participate in the Plan.

        4.4   Contributions to Trust Fund. The Company may, but is not required to, make contributions to the Trust Fund corresponding to any amounts deferred under Section 4.1. Notwithstanding this provision, the Company shall be required to make contributions to the Trust Fund in the event of a Change in Control. The amount of the required contribution on a Change of Control shall equal the sum of the balances of the Participants' Accounts on the date of the Change of Control. Notwithstanding any other provision of this Plan, all assets of the Trust Fund remain the property of Company and are subject to the claims of its creditors. No Participant has any priority claim on Trust assets or any security interest or other right in or to them superior to the rights of general creditors of the Company, and the Participants and their Beneficiaries have the status of general creditors with respect to all claims or rights under this Plan.

        4.5   Credit of earnings. Earnings are credited to all Account balances at the rate of seven and one-half percent (7 1/2%) per annum, compounded monthly, or such other rate as the Board may from time to time determine. The crediting of earnings on Elective Deferrals and Matching Contributions begins when they are deemed to accrue under Section 4.2 and is independent of the investment return on amounts contributed to the Trust Fund pursuant to Section 4.4.

        4.6   Nonalienability. A Participant's rights under this Plan may not be voluntarily or involuntarily assigned or alienated. If a Participant attempts to assign his right or enters into bankruptcy proceedings, his right to receive payments personally under the Plan will terminate, and the Committee may apply them in such manner as will, in its judgment, serve the best interests of the Participate or his spouse or dependents.

ARTICLE V

Vesting

        5.1   Definition of "vesting". A Participant's interest in his Accounts is "vested" when it is not subject to forfeiture for any reason. The nonvested portion of an Account is forfeited upon Termination of Employment.

        5.2   Vesting requirements.

        5.2.1 Elective Deferrals. A Participant's interest in the balance of his Elective Deferral Account is fully (100%) vested at all times.

        5.2.2 Matching Contribution Accounts. A Participant's interest in his Matching Contributions Account becomes fully (100%) vested upon the earliest of—

          (a)   the later of his fifty-fifth (55th) birthday or completion of (20) years of service with the Company (including, unless the board specifies otherwise, periods of service with affiliates of the Company and nonconsecutive periods of employment); or

          (b)   the later of his sixty-second (62nd) birthday or completion of ten (10) years of service with the Company (including, unless the Board specifies otherwise, periods of service with affiliates of the Company and nonconsecutive periods of employment); or

          (c)   his seventy-second (72nd) birthday, if his Termination of Employment has not previously occurred; or

          (d)   his date of death, if his Termination of Employment has not previously occurred; or

          (e)   the Committee's determination that he is unable to continue to perform his regular duties on account of Disability; or

          (f)    the date of a Change of Control.

        5.3   Forfeiture on account of misconduct. Notwithstanding any other provision of this Plan, the Board of Directors may direct that all or any part of a Participant's benefit be forfeited if it determines that he has engaged in illegal or unethical conduct that is seriously detrimental to the interest of the Company.

ARTICLE VI

Distributions to Participants

        6.1   Distribution date and manner of distribution. The vested amount credited to a Participant's Accounts will be distributed to him (or, in the event of his death before distribution, to his Beneficiary) in accordance with Section 6.2 as soon as practicable after his Termination of Employment. Exception: If a Participant is suffering from Disability at the time of his Termination of Employment, the distribution of his benefit will begin after the cessation of any benefits to which he is entitled under the Company's long-term disability plan.

        6.2   Manner of distribution. Any distribution to which a Participant or Beneficiary is entitled will be made in a lump sum; provided, however, that a Participant may elect, prior to his Termination of Employment, to have his vested Account balance distributed in substantially equal annual installments (determined in accordance with rules established by the Committee) over a period of ten (10) or more years. Any election of an installment distribution becomes irrevocable upon Termination of Employment. If a Participant who is receiving an installment distribution of his Account will be suspended until he or his Beneficiary is again eligible to receive a distribution under Section 6.1. The form in which the subsequent distribution is made will be determined under Section 6.1 without reference to the manner of distribution prior to the suspension.

        6.3   Type of property to be distributed. All distributions from the Plan to Participants and Beneficiaries are made in cash.

        6.4   Manner of distribution to minors or incompetents. If at any time any distribute is, in the judgment of the Committee, legally, physically or mentally incapable of receiving any distribution due to him, the distribution may, if the Committee so directs, be made to the guardian or legal representative of the distribute, or, if none exists, to any other person or institution that, in the Committee's judgment, will apply the distribution in the best interests of the intended distributee.

        6.5   Election of Beneficiary

        6.5.1 Designation or change of Beneficiary by Participant. When an Eligible Employee qualifies for participation in the Plan, the Committee will send him a Beneficiary designation form, on which he may designate one or more Beneficiaries and successor Beneficiaries. A Participant may change his Beneficiary designation at any time by filing the prescribed form with the Committee. The consent of the Participant's current Beneficiary is not required for a change of Beneficiary, and no Beneficiary has any rights under this Plan except as are provided by its terms. The rights of a Beneficiary who predeceases the Participant who designated him immediately terminate, unless the Participant has specified otherwise.

        6.5.2 Beneficiary if no election is made. Unless a different Beneficiary has been elected in accordance with Section 6.5.1, the Beneficiary of any Participant who is lawfully married on the date of his death is his surviving spouse. The Beneficiary of any other Participant who dies without having designated a Beneficiary is his estate.

        6.6   Distribution where Participant and Beneficiary cannot be located. If the Committee cannot locate a participant or Beneficiary who is entitled to a distribution under this Article VI within three (3) years after the date on which the distribution is due to commence, it may, in its sole discretion—

          (a)   make distributions to intended distributee's next of kin in such amounts as it deems proper, and any such payments will reduce pro tanto the Participant's Account balance under the Plan, or

          (b)   treat all or any portion of the undistributed Account balance as a forfeiture; provided, however, that, if the intended distributee is later located, and if the forfeited amount has not yet escheated under applicable law, the Company will distribute the forfeited amount to him, without earnings from the date of forfeiture.

        The Committee may presume that the last address that it has on file for a Participant or Beneficiary is accurate and has no obligation to attempt to locate a distributee beyond sending notification to that address.

ARTICLE VII

Amendment or Termination of the Plan

        7.1   Company's right to amend Plan. The Board of Directors may, at any time and from time, amend, in whole or in part, any of the provision of this Plan or may terminate it is as a whole or with respect to any Participant or group of Participants. Any such amendment is binding upon all Participants and their Beneficiaries, the Trustee, the Committee and all other parties in interest.

        7.2   When amendments take effect. A resolution amending or terminating the Plan becomes effective as of the date specified therein.

        7.3   Restriction on retroactive amendments. No amendment may be made that retroactively deprives a Participant of any benefit accrued before the date of the amendment.

        7.4   Effect of termination on Trust Fund. Following the termination of the Plan, the assets of the Trust Fund will continue to be held in trust and will be distributed in accordance with Article VI. No assets of the Trust will revert to the Company, except for any assets attributable to Account balances that are forfeited under the provisions of Article V, which may be reclaimed by the Company or used to offset contributions that would otherwise be made in accordance with Section 4.4.

ARTICLE VIII

Plan Administration

        8.1   The Administrative Committee. The Plan is administered by an Administrative Committee consisting of one or more persons appointed by the Board of Directors. The Board may remove any member of the Committee at any time, with or without cause, and may fill any vacancy. If a vacancy occurs, the remaining member or members of the Committee have full authority to act. The Board is responsible for transmitting to the Trustee the names and authorized signatures of the members of the Committee and, as changes take place in membership, the names and signatures of new members. Any member of the Committee may resign by delivering his written resignation to the Board, the Trustee and Committee. Any such resignation becomes effective upon its receipt by the Board or on such other date as is agreed to by the Board and the resigning member. The Committee acts by a majority of its members at the time in office and may take action either by vote or at a meeting or by consent in writing without a meeting. The Committee may adopt such rules and appoint such subcommittees as it deems desirable for the conduct of its affairs and the administration of the Plan.

        8.2   Powers of Committee. In carrying out its duties with respect to the general administration of the Plan, the Committee has, in addition to any other powers conferred by the Plan or by law, the following powers:

          (a)   to determine all questions relating to eligibility to participate in the Plan;

          (b)   to compute and certify to the Trustee that amount and kind of distributions payable to Participants and their Beneficiaries;

          (c)   to maintain all records necessary for the administration of the Plan that are not maintained by the Company or the Trustee;

          (d)   to interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof;

          (e)   to establish and modify the method of accounting for the Plan or the Trust;

          (f)    to employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and

          (g)   to perform any other acts necessary and proper for the administration of the Plan, except those that are to be performed by the Trustee.

        8.3   Indemnification

        8.3.1 Indemnification of members of the Committee by the Company. The Company agrees to indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his action or failure to act in such capacity, excepting only expenses and liabilities arising out of his own willful misconduct or gross negligence. This right of indemnification is in addition to any other rights to which any member of the Committee may be entitled.

        8.3.2 Liabilities for which members of the Committee are indemnified. Liabilities and Expenses against which a member of the Committee is indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against him or the settlement thereof.

        8.3.3 Company's right to settle claims. The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee when such settlement appears to be in the best interests of the Company.

        8.4   Claims procedure. If a dispute arises between the Committee and a Participant or Beneficiary over the amount of benefits payable under the Plan, the Participant or Beneficiary may file a claim for benefits by notifying the Committee in writing of his claim. The Committee will review and adjudicate the claim. If the claimant and the Committee are unable to reach a mutually satisfactory resolution of the dispute, it will be submitted to arbitration under the rules of the American Arbitration Association. Each Participant agrees, by the execution of a Salary Reduction Agreement, that arbitration will be the sole means of resolving disputes arising under the Plan and waives, on behalf of himself and his Beneficiary, any right to litigate any such dispute in a court of law.

        8.5   Expenses of the Committee. The members of the Committee serve without compensation for services as such. All expenses of the Committee are paid by the Company.

ARTICLE IX

Miscellaneous

        9.1   Plan not a contract of employment. The adoption and maintenance of the Plan does not constitute a contract between the Company and any Participant and is not consideration for the employment of any person. Nothing herein contained gives any Participant the right to be retained in the employ of the Company or derogates from the right of the Company to discharge any Participant at any time without regard to the effect of such discharge upon his rights as a Participant in the Plan.

        9.2   No rights under Plan except as set forth herein. Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto.

        IN WITNESS WHEREOF, First Regional Bank has caused these presents to be executed by its duly authorized officer and its corporate seal to be hereunto affixed by authority of its Board of Directors this 15th day of August 1996.

FIRST REGIONAL BANK
[Corporate Seal]
	By	/S/ JACK A. SWEENEY Chairman and Chief Executive Officer

AMENDMENT TO THE

FIRST REGIONAL BANK

1996 DEFERRED COMPENSATION PLAN

        WHEREAS, First Regional Bank, a California corporation, (the "Company") maintains the First Regional Bank 1996 Deferred Compensation Plan (the "Plan") as an unfunded retirement plan for a select group of management employees.

        WHEREAS, Section 7.1 of the Plan provides that the Board of Directors of the Company may, at any time and from time to time, amend, in whole or in part, any of the provisions of the Plan.

        WHEREAS, the Board of Directors desires to amend the Plan in certain respects.

        NOW, THEREFORE BE IT RESOLVED THAT, the Plan is amended as follows, effective March 15, 2005:

  1.
  Section 4.1.2 shall be amended to provide for Matching Contributions according to the table below, based on a participant's age at his or her birthday nearest to the last day of the plan year in which the contribution accrued:

Age	Matching Percentage
Not more than 52 years	50%
At least 53 years but not more than 62 years	100%
At least 63 years	200%
  2.
  Section 4.3.1 shall be amended to provide that, by executing a Salary Reduction Agreement with respect to a plan year under the Plan, a participant may elect to reduce his or her current base salary only by the amount specified in his or her election. A Salary Reduction Agreement shall not apply to bonuses or any other types of current compensation.

APPENDIX A

Amended as of January 1, 2001

Matching Contribution rates for Certain Participant(s)

        The Participant(s) designated below will be credited with Matching Contributions at the rate shown opposite his name. This Appendix supersedes Section 4.1.2. It does not apply to any Participant for any Plan Year after the year in which he reaches age seventy-five (75). After that year, his Matching Contributions are determined in accordance with Section 4.1.2.

Participant	Matching Contribution Rate
Jack A. Sweeney	1,300%

QuickLinks

  Exhibit 10.7